Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74217 of Community Trust Bancorp, Inc. on Form S-8 of our report dated June 27, 2005, appearing in this Annual Report on Form 11-K of Community Trust Bancorp, Inc. Savings and Employee Stock Ownership Plan for the year ended December 31, 2004.

/s/Deloitte & Touche
Louisville, Kentucky
June 27, 2005